Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "POWER OF THE DREAM VENTURES, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF SEPTEMBER, A.D. 2012, AT 10 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE · 1776 · DELAWARE · 1970

Jeffrey W. Bullock, Secretary of State

4206892 8100

AUTHENTICATION: 9870083

121064601

DATE: 09-25-12

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 09/25/2012
FILED 10:00 AM 09/25/2012
SRV 121064601 - 4206892 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

POWER OF THE DREAM VENTURES, INC.

Power of the Dream Ventures, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware, does hereby certify as follows:

FIRST: That at a meeting of the Board of Directors of Power of the Dream Ventures, Inc. (the "Company") resolutions were duly adopted setting forth a proposed amendment (the "Amendment") of the Certificate of Incorporation of the Company, declaring said Amendment to be advisable, and directing that the Company receive a written consent executed by the holders of a majority of the issued and outstanding shares of common stock and Series A Preferred shares of the Company entitled to vote upon the Amendment, voting together as a single class. The resolution setting forth the proposed amendment is as follows:

RESOLVED: that the Certificate of Incorporation of the Company be amended by changing the Article thereof numbered FOURTH so that as amended, said article shall be and read as follows:

FOURTH: (a) The total number of shares of stock the Company shall have authority to issue is 60,000,000; of which 50,000,000 shall be common stock, par value $.001 per share and 10,000,000 of which shall be preferred stock $.001 per share. Subject to the limitations prescribed by law, the board of directors of the Company is hereby authorized to issue the preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors. Subject to the powers, preferences, and rights of any series of preferred stock, having any preference or priority over, or rights superior to, the common stock shall have and possess all powers and voting and other rights pertaining to the stock of this Company and each share of common stock shall be entitled to one vote.

(b) There is hereby created a class of two million (2,000,000) shares of Series A Preferred Stock, par value $001 per share (the "Series A Preferred"), having the following characteristics:

(i) each Series A Preferred share shall have forty (40) votes and shall vote together with the shares of the Company's common stock on all matters presented to the Company shareholders for a vote;

(ii) at the option of the holder of a Series A Preferred share, each share of Series A Preferred shall be convertible into twelve (12) shares of the Company's common stock at a rate of 12 shares of common stock for each share of Series A Preferred in accordance with the following timetable: one hundred thousand (100,000) shares of Series A

Preferred may be converted each calendar year beginning with the calendar year January 1, 2014, such that each Holder may convert 100,000 Series A Preferred into 1,200,000 shares of common stock on January 1, 2014 and an additional 100,000 shares of Series A Preferred on each January 1 thereafter until all Series A Preferred have been converted; and further provided, that the right of conversion shall be cumulative and not expire until all shares of Series A Preferred have been converted;

(iii) each share of Series A Preferred shall participate in all distributions or dividends of the Company on an "as if" fully converted basis except that (1) in the event of any stock dividend or other equity distribution by the Company of (1) its own shares or (2) of the shares of common stock or other form of equity, such as but not limited to warrants, options or rights, of any other corporation or entity that are owned by the Company, each Series A Preferred share shall receive fifteen (15) shares of common stock or the equivalent in any other form of equity, and (2) on liquidation of the Company the holder of each Series A Preferred share shall first be paid the par value of the share of Series A Preferred, and then participate on an "as if" fully converted basis with all holders of issued and outstanding shares of common stock participating in the liquidating distribution, in full satisfaction of all liquidation preferences under the Amendment;

(iv) each share of Series A Preferred shall not be entitled to any right of redemption;

(v) each share of Series A Preferred shall not be entitled to pre-emptive right with respect to any subsequent issue of securities by the Company;

(vi) each holder of a Series A Preferred share shall be entitled to receive all Company reports sent to the holders of the Company's common stock;

(vii) each share of Series A Preferred shall bear a restricted legend prohibiting sale, transfer or other disposition of the shares represented by the certificate except in accordance with all applicable Federal and state securities laws.

(c) There is hereby created a class of one million (1,000,000) shares of Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred"), having the following characteristics:

(i) each Series B Preferred share shall have two (2) votes and shall vote together with the shares of the Company's common stock on all matters presented to the Company shareholders for a vote;

(ii) each share of Series B Preferred shall not be convertible;

(ii) each share of Series B Preferred shall (1) be deemed the equivalent of and be deemed to be two (2) shares of the Company's common stock for the purpose of calculating the participation of the Series B Preferred in all cash distributions or stock dividends of the Company's common stock (but not any other form of equity) on a basis equal to two (2) shares of common stock for

each share of Series B Preferred, and (2) on liquidation of the Company the holder of each Series B Preferred share shall first be paid the par value of the share of Series B Preferred, and then participate on an "as if" fully converted basis with all holders of issued and outstanding shares of common stock participating in the liquidating distribution, in full satisfaction of all liquidation preferences under the Amendment;

(iii) each share of Series B Preferred shall not be entitled to any right of redemption;

(iv) each share of Series B Preferred shall not be entitled to pre-emptive right with respect to any subsequent issue of securities by the Company;

(v) each holder of a Series B Preferred share shall be entitled to receive all Company reports sent to the holders of the Company's common stock;

(vi) each share of Series B Preferred shall bear a restricted legend prohibiting sale, transfer or other disposition of the shares represented by the certificate except in accordance with all applicable Federal and state securities laws.

SECOND: That thereafter pursuant to resolution of the Board of Directors of the Company, a written consent dated April 4, 2012 (the "Written Consent") executed by the holders of a majority of the issued and outstanding shares of common stock entitled to vote on the Amendment was duly and validly executed and delivered to the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware and that pursuant to the Written Consent the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed this 24th day of September 2012.

By: Viktor Rozsnyay

Authorized Officer

Title: President & CEO

Name: Viktor Rozsnyay

Print or Type